                                                                    Exhibit 4.35

CONFIDENTIAL TREATMENT REQUESTED: THE PORTIONS OF THIS AGREEMENT MARKED BY X'S HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

112602

                                                   License Reference No. L014208
                                                                         -------

     AMENDMENT No. 1 ("Amendment 1") dated as of November 26, 2002 to the Agreement (L014208) with an effective date of January 1, 2001 (hereinafter referred to as "Agreement") between INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("IBM"), and CHARTERED SEMICONDUCTOR MANUFACTURING, LTD., a corporation of Singapore ("CHRT").

     WHEREAS, the parties desire to amend the Agreement to extend the licenses granted thereunder to certain subsidiaries licensed pursuant to the SF PROCESS DEVELOPMENT AND COST SHARING AGREEMENT ("JDA") dated November 26, 2002 between the parties and to exclude certain revenues for calendar years 2003 through 2005 from the royalty calculations; and

     WHEREAS, the parties further wish to extend the term of the Agreement through December 31, 2010 and wish to convert the running royalty license to a fixed payment agreement for the period from January 1, 2006 through December 31, 2010.

     NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties agree to amend the Agreement as follows:

1) In Sections 1.1.1, 1.10, 6.1 and 7.1 change "December 31, 2005" to --December 31, 2010--.

2)   Add the following new Sections 1.13, 1.14 and 1.15:
          --1.13 "Forty Percent Subsidiary" with respect to a party, means a corporation, company or other entity where at least forty percent (40%) of whose outstanding shares or securities (such shares and securities representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled, directly or indirectly, by such party; or, if such entity does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, or other entity, at least forty percent (40%) of whose ownership interest representing the right to (i) make the decisions for such partnership, joint venture, or unincorporated association, or other entity, or (ii) vote for, designate, or otherwise select members of the highest governing decision-making body, managing body or authority for such partnership , joint venture, unincorporated association, or other entity, is, now or hereafter, owned or controlled, directly or indirectly, by

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

          such party; provided, however, that any of the foregoing entities shall be a Forty Percent Subsidiary only if:

          (a) in the case where such party is CHRT, such entity is a Chartered Jointly Owned Facility that received Specific Results and/or IBM Background Know-How from CHRT pursuant to the terms of the JDA, and/or Copper/Related FEOL Technology pursuant to the terms of the "Copper/Related FEOL Technology License Agreement" between the parties of November 26, 2002 ("TLA"); and in the case where such party is IBM, such entity received Specific Results and/or CHRT Background Know-How from IBM pursuant to the terms of the JDA, and

          (b) such party has the right and power to grant the licenses and other rights to the other party and its Subsidiaries of the scope granted under all patents owned or controlled by said entity and the written notice required in Section 2.6 below includes a representation and warranty by such party that it has the right and power to grant the licenses and other rights to the other party and its Subsidiaries of the scope granted under all patents owned or controlled by said entity, and

          (c) such entity shall be considered a Forty Percent Subsidiary, and shall be entitled to retain the licenses and other benefits provided by this Agreement to such Forty Percent Subsidiary, only so long as such ownership or control exists, and

          (d) and for only so long as, such entity and such party are in compliance with applicable terms of the JDA, including all the provisions of Section 7.6 subject to the wind down provisions thereof.

          1.14 "Wafer Product Revenue" shall mean the aggregate of the total revenue received by CHRT, CHRT Subsidiaries, and the Licensed Revenue Percentage of the total revenue for each CHRT Forty Percent Subsidiary as designated by CHRT pursuant to Section 2.6, from (i) the sale of CHRT Licensed Products to IBM pursuant to the manufacturing agreement referenced in the Refundable Cross Deposit Agreement of November 26, 2002 between the parties, or other sales of CHRT Licensed Products to IBM, and (ii) the subsequent sale to third parties of CHRT Licensed Products, originally purchased by CHRT from IBM pursuant to the manufacturing agreement referenced in the Refundable Cross Deposit Agreement between the parties, or other purchases of CHRT Licensed Products from IBM. For example, if the Licensed Revenue Percentage for a given CHRT Forty Percent Subsidiary is 45%, 45% of its revenues from
          (i) and (ii) above would be counted toward Wafer Product Revenue.

          1.15 The terms "Chartered Jointly Owned Facilities", "Specific Results", and "Background Know-How" shall have the meanings ascribed to such terms in the JDA.--.

3) In Section 1.12, line 1, delete "one" and insert -an--; line 5, delete "the CHRT Elected Country" and insert -each CHRT Elected Country--.

4) In Section 2.1.1, delete "one CHRT Elected Country" and insert --two CHRT Elected Countries--.

5)   Add the following new Sections 2.6, 2.7 and 2.8:
          --2.6 Each party shall be permitted to irrevocably designate Forty Percent Subsidiaries at any time during the term of this Agreement provided that such party provides written notice to the other party specifying the name of the Forty Percent Subsidiary and all the conditions in Section 1.13 are satisfied as of the date the other party received such written notice. CHRT shall have the right to designate up to four (4) CHRT Forty Percent Subsidiaries, and IBM shall have the right to designate up to two (2) IBM Forty Percent Subsidiaries. In such written notice the designating party shall specify the Forty Percent Subsidiary, and elect between one of the following: (a) a sublicense that would apply to only that percentage of such Forty Percent Subsidiary's total revenue from sales of Licensed Products attributed to the party, or (b) a sublicense that would apply to the total revenue of such Forty Percent Subsidiary. Such elected percentage of revenue shall be referred to as the "Licensed Revenue Percentage" and shall be fixed for the term of this Agreement for such Forty Percent Subsidiary.

          2.7 A Forty Percent Subsidiary designated by a party pursuant to
          Section 2.6 shall be treated as if it were a Subsidiary, in accordance with the terms and conditions of this Agreement (except where "Forty Percent Subsidiary" is separately specified), as of the date the other party received the written notice and only for so long as all the conditions in Section 1.13 remain in effect.

          2.8 The terms and conditions set forth in Section 3 shall apply to Forty Percent Subsidiaries designated pursuant to Section 2.6 above, with the exception that Forty Percent Subsidiaries shall have no right to sublicense the party's other Subsidiaries (including other such designated Forty Percent Subsidiaries).--.

6) In Section 5.1, line 2, after "herein" insert --for the period from January 1, 2001 through December 31, 2005--.

7) In Section 5.1, line 6 delete "(where" and insert therefor --(for calendar years 2001 and 2002,--.

8) In Section 5.1, line 10, after "1934" insert --; and for calendar years 2003 through 2005, "Net Revenue" or "NR" means (total revenue for a calendar year based on CHRT's net revenue as such term is used and reported in CHRT's periodic filing with the United States Securities and Exchange Commission as required by the Securities Exchange Act of 1934, plus any Licensed Revenue Percentage of the

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

     total worldwide revenue for a calendar year of each CHRT Forty Percent Subsidiary designated pursuant to Section 2.6, as reported by the auditor of accounts for such Forty Percent Subsidiary using Generally Accepted Accounting Principles (GAAP) as such entity utilizes for its own income reporting purposes, which shall be provided to IBM by CHRT on an annual basis until January 1, 2006 as part of the report set forth in Section 5.1.2) less any Wafer Product Revenue in the calendar year--.

9)   In Section 5.1.2(a), before "the" insert --(i)--.

10)  In Section 5.1.2(a), after "and" insert:
          --(a)(ii) the Wafer Product Revenue for the applicable accounting period; and--

11)  In Section 5.1.2(b), after "due" insert:
          --(including all royalties based on the Licensed Revenue Percentage of the total worldwide revenue for each CHRT Forty Percent Subsidiary designated by CHRT in accordance with Section 2.6 and Section 5.1)--

12) In Section 5.1.2, delete the second paragraph which begins with "Upon Payment" in its entirety.

13)  Add a new Section 5.1.3 as follows:
          --5.1.3 As additional consideration for the licenses and other rights granted by IBM to CHRT herein for the period from January 1, 2006 through December 31, 2010, CHRT shall pay to IBM the annual payments specified below, no portion of which shall be refundable, as follows:

                Date Due                Amount Due
                --------                ----------
                 xxxxx                     xxxxx


          Upon payment of each payment specified above in Sections 5.1.1 and 5.1.3, the license, immunities and other rights granted to CHRT in this Agreement shall be fully paid up for CHRT Licensed Products made, used, imported, leased, offered for sale, sold or otherwise transferred pursuant to the terms of this Agreement in the calendar year in which such payment is made.--.

14)  In Section 5.3, line 1, delete "an installment" and insert -any--.

15)  In Section 5.3.1, line 1, delete "installment".

16)  In Section 5.3.2, line 4, delete "installments" and insert - payments--.

17)  Add a new Section 5.5 as follows:
          --5.5 CHRT shall keep records in accordance with applicable generally accepted accounting principles and in sufficient detail to permit the determination of royalties due to IBM from CHRT for sublicensed CHRT Forty Percent Subsidiaries. Such records shall include, but not be limited to, detailed records supporting the information provided under
          Section 5.1.2 for such Forty Percent Subsidiaries. Such records shall be kept for six (6) years following the submission of the related report.

          Upon written notice for an audit, CHRT shall permit an independent "big four" accounting firm designated by IBM to examine, during ordinary business hours, records and other materials of such CHRT Forty Percent Subsidiaries as may be reasonably necessary for verifying royalties due to IBM from CHRT for sublicensed CHRT Forty Percent Subsidiaries. Such auditor shall not report to IBM any confidential information of CHRT and/or such Forty Percent Subsidiary other than that reasonably necessary for such verification.

Each party shall pay the costs that it incurs in the course of the audit. However, in the event that the audit establishes underpayment greater than ten percent (10%) of the royalties due, CHRT shall reimburse IBM for the cost of the audit; provided, however, such reimbursement shall not exceed the amount of the underpayment.--.

This Amendment may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

This Amendment 1 shall be effective as of January 1, 2003.

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
Except as amended by this Amendment 1, all the rights, obligations and liabilities of the parties under the Agreement shall otherwise remain in full force and effect as set out therein, provided, however, that if any part of this Amendment 1 is inconsistent with any part of the Agreement, this Amendment 1 shall prevail.

     IN WITNESS WHEREOF, the Parties hereto have caused this Amendment 1 to be duly signed as of the date first above written.

CHARTERED SEMICONDUCTOR                              INTERNATIONAL BUSINESS
MANUFACTURING LTD.                                   MACHINES CORPORATION


By /s/ Chia Song Hwee                                By /s/ Gerald Rosenthal
   --------------------------                           ------------------------
       Chia Song Hwee                                       Gerald Rosenthal
       President and CEO                                    Vice President

Date____________________                             Date_____________________

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